Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

ONE Gas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

	Equity	Common Stock	Rule 457(r)	2,300,000	176,870,000	0.00011020	$19,491.08

Total Offering Amounts							$19,491.08

Total Fees Previously Paid							—

Total Offsets							—

Net Fee Due							$19,491.08